Exhibit 21

SUBSIDIARIES OF CARDCONNECT CORP.

Name of Subsidiary            State of Incorporation or Organization
CardConnect, LLC                    Delaware
FTS Holding Corporation                    Delaware
Princeton Payment Solutions, LLC                Delaware